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                                  EXHIBIT 99.7
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                                                                    EXHIBIT 99.7

                          INFORMATION AGENCY AGREEMENT

     This Information Agency Agreement (the "Agreement") is by Globalstar Telecommunications Limited, a Bermuda company (the "Company"), and W.F. Doring & Co., Inc., as Information Agent (the "Information Agent") for the Company's Rights Offering, as defined below.

                              W I T N E S S E T H:

     WHEREAS, the Company proposes to distribute to the holders of Common Stock,
of record (the "Shareholders") as of the close of business on March   , 1997
(the "Record Date"), certificates ("Subscription Certificates") representing transferable rights (the "Rights") to subscribe for and purchase an aggregate of 1,131,168 shares of Common Stock (the "Rights Shares"), at the rate of one share of Common Stock for each 8.84042 shares of Common Stock held by each Stockholder on the Record Date (the "Rights Offering"), at a subscription price equal to $26.50 per share (the "Subscription Price");

     WHEREAS, the Rights Offering will expire on April   , 1997, unless extended
by the Company (the "Expiration Date");

     WHEREAS, pursuant to a certain standby agreement dated as of March   ,
1997, Loral Space and & Telecommunications Ltd. (the "Standby Purchaser") has agreed to subscribe for and purchase at the Subscription Price all Rights Shares not otherwise subscribed for on or prior to the Expiration Date;

     WHEREAS, the Company has filed a registration statement relating to the Rights and the Rights Shares with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") on February 19, 1997 (in the form in which it first becomes effective under the Act and as it may thereafter be amended, the "Registration Statement"), which Registration Statement will include a final prospectus containing the terms of the Rights Offering (the "Final Prospectus");

     WHEREAS, the Company desires the Agent to perform certain acts on behalf of the Company and the Agent desires to so act, in connection with distribution of the Subscription Certificates, transfers, if any, of the same and recordation of such transfers, the issuance and exercise of the Rights to subscribe therein set forth, and the coordination with The Bank of New York (the "Subscription Agent") in order to fully inform the ultimate beneficial Stockholders of the Rights Offering, all upon the terms and subject to the conditions set forth herein;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

     Section 1. The Rights Offering. The Company is distributing to the Shareholders Rights to subscribe for and purchase the Rights Shares at the Subscription Price. Pursuant to the terms of the Rights Offering, each Shareholder will receive one Right to purchase one Rights Share for each 8.84042 shares of Common Stock held by such Shareholder on the Record Date. The Rights Offering will expire on the Expiration Date.

     The Company filed a Registration Statement relating to the Rights and the Rights Shares to be issued pursuant to the Rights Offering with the Securities and Exchange Commission under the Act on February 19, 1997. Said Registration
Statement became effective on             , 1997. A copy of the Final Prospectus
is attached as Exhibit 1 hereto.

     The Rights are evidenced by fully-transferable Subscription Certificates, a copy of the form of which is set forth hereto as Exhibit 2.

     No fractional Rights will be issued. The Number of Rights distributed to each Shareholder will be rounded down to the nearest whole number and no fractional Rights or cash in lieu of thereof will be issued or paid.
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     Section 2.  Appointment of Agent.

     The Company hereby appoints and authorizes the Information Agent to act on its behalf in accordance with the provisions hereof, and the Information Agent hereby accepts such appointment and agrees to so act. The Information Agent acknowledges that the Subscription Agent will assist the Information Agent in connection with certain aspects of the Rights Offering as described in the Final Prospectus and the Subscription Agency Agreement which is an exhibit to the Registration Statement.

     Section 3. Duties of the Information Agent. As Information Agent you are authorized and directed to:

          (a) contact all brokers, banks depositories and other institutions holding shares of Common Stock, as shown on appropriate portions of the Company's shareholder list, the CEDE list and other depository lists, if any, to ascertain quantities of materials needed for forwarding to beneficial holders;

          (b) deliver materials by messenger to New York City based brokers and banks and by Federal Express or other means to non-New York City based brokers and banks; follow up by telephone with each institution to insure receipt of the materials and to confirm timely remailing of the materials to the beneficial owners;

          (c) maintain frequent contact with brokers and banks to monitor response and to insure that all liaison procedures are proceeding satisfactorily and will exert every effort to maximize contact with the intermediaries and to do "end runs" around them directly to the underlying owners (also known as the NOBOs);

          (d) use your best efforts to reach underlying non-NOBO holders directly, in situations where you feel it is necessary to contact such holders. You will employ such means as necessary, relying on your experience, to reach these holders to accelerate action from holders who have not yet responded to your initial efforts;

          (e) with respect to individual and other holders who do not hold the shares of Common Stock in street name or in nominee accounts, mount a very comprehensive telephone contact effort designed to reach all of those holders in their homes or offices; in connection with this function, the Company will instruct the Subscription Agent to supply you with appropriate data so that individuals may be contacted; and

          (f) obtain telephone numbers for the shareholders and immediately telephone shareholders who have not yet acted and employ accelerated transmittal procedures in order to get the data to the owners; such telephone contacts will include, but are not limited to, confirming that holders have received details by mail (you will be expected to re-mail via Federal Express such remails in the event the shareholders have either failed to receive the materials or have discarded same), that such shareholders understand the significance of the upcoming deadline and finally, that the shareholders are fully conversant with the procedure to be used for effecting timely action.

     Section 4. Agent Compensation. The Company agrees that it will pay to the Information Agent compensation for its services as such in accordance with its fee schedule to act as Information Agent, a copy of which the Company acknowledges having received. The Company further agrees that it will reimburse the Information Agent for its necessary and reasonable expenses incurred in the performance of its duties as such, including without limitation, postage, stationery and supplies, and counsel fees.

     Section 5. Confidential Information. The Information Agent acknowledges the confidential and proprietary nature of the Company's shareholder records and information related thereto which it may receive pursuant to the exercise of its duties under this Agreement. The Information Agent agrees that it shall maintain the confidentiality thereof and, except as necessary to fulfill any duty under this Agreement, shall not disclose the contents or nature thereof without the express prior written authorization of a Company Vice President.

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     Section 6.  Instructions.  The Information Agent will be entitled to rely upon any instructions or directions furnished to it in writing by any officer of the Company, and will be entitled to treat as genuine, and as the document is purports to be, any letter or other document furnished to it by any officer of the Company.

     Section 7. Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend the Information Agent and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including legal fees and expenses) of any nature, incurred by or imposed upon the Information Agent or any of its officers, agents or employees, which result, arise out of or are based upon services rendered to pursuant to this Agreement (provided, however, that such indemnification shall not apply to an indemnitee who is found to have acted in breach of this Agreement or with gross negligence or willful disregard of its duties with respect to the matter for which indemnification is sought).

     Section 8. Amendments. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the Company and the Information Agent.

     Section 9. Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     Section 10. Counterparts. This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

                                    GLOBALSTAR TELECOMMUNICATIONS LIMITED

                                    By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                    W.F. DORING & Co., INC.

                                    By:
                                    --------------------------------------------
                                    Name:
                                    Title:

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